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                                  EXHIBIT 10.1


                                                   NEWS RELEASE


SFX ENTERTAINMENT, INC./THE MARQUEE GROUP

      SFX Entertainment, Inc. and The Marquee Group, Inc. jointly announced today that they have commenced preliminary discussions regarding a possible restructuring of the proposed acquisition of Marquee by SFX Entertainment. Robert F.X. Sillerman, Executive Chairman of SFX Entertainment, stated "while we remain confident that The Marquee Group would be an excellent addition to the SFX Entertainment family of companies, the present financial situation and the terms of the existing Merger Agreement, which include SFX Entertainment's right to terminate the Merger Agreement in the event certain trading price levels are maintained in shares of SFX Entertainment Class A common stock, make it unlikely that the transaction as presently structured will be consummated." The parties also indicated that no assurance can be given that any agreement concerning a restructured transaction will be reached.

      The existing Merger Agreement provides for a stock merger transaction in which Marquee shareholders receive, for each outstanding share of Marquee common stock, a minimum of $6.00 and a maximum of $6.30 of SFX Entertainment Class A common stock, depending on the SFX Entertainment stock price.

      Marquee and SFX Entertainment separately announced that they had amended the Merger Agreement to provide for the filing with the Securities and Exchange Commission of the proxy statement relating to the proposed Merger no later than October 16, 1998.